Exhibit 99.1
450 Lexington Avenue : New York, NY 10017 : 800.468.7526

FOR IMMEDIATE RELEASE

CONTACT:
Stacy Slater
Senior Vice President, Investor Relations
800.468.7526
stacy.slater@brixmor.com

BRIXMOR PROPERTY GROUP ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

NEW YORK, DECEMBER 14, 2023 – Brixmor Property Group Inc. (NYSE: BRX) (“Brixmor” or the “Company”) announced today that Angela M. Aman will step down as the Company’s President, Chief Financial Officer and Treasurer, effective January 19, 2024, in order to assume the position of Chief Executive Officer of Kilroy Realty Corporation. Upon Ms. Aman’s departure, Steven Gallagher, the Company’s Senior Vice President, Chief Accounting Officer since 2017, will serve as interim Chief Financial Officer while the Company evaluates both internal and external candidates.

“Please join me in congratulating Angela as she assumes the CEO role at Kilroy. Angela has been a trusted and valuable partner as we transformed the Company and built a best-in-class platform. She leaves us well positioned to continue to drive growth and I’m grateful for her significant, lasting contributions. I wish her every success in her new role,” commented James Taylor, Chief Executive Officer. “We are very fortunate to have Steve, an incredibly talented leader and financial professional, to assume the interim role.”

ABOUT BRIXMOR PROPERTY GROUP
Brixmor (NYSE: BRX) is a real estate investment trust (REIT) that owns and operates a high-quality, national portfolio of open-air shopping centers. Its 364 retail centers comprise approximately 65 million square feet of prime retail space in established trade areas. The Company strives to own and operate shopping centers that reflect Brixmor’s vision “to be the center of the communities we serve” and are home to a diverse mix of thriving national, regional and local retailers. Brixmor is a proud real estate partner to over 5,000 retailers including The TJX Companies, The Kroger Co., Publix Super Markets and Ross Stores.

Brixmor announces material information to its investors in SEC filings and press releases and on public conference calls, webcasts and the “Investors” page of its website at https://www.brixmor.com. The Company also uses social media to communicate with its investors and the public, and the information Brixmor posts on social media may be deemed material information. Therefore, Brixmor encourages investors and others interested in the Company to review the information that it posts on its website and on its social media channels.

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